Exhibit 22.1

GUARANTEED SECURITIES

Pursuant to Item 601(b)(22) of Regulation S-K, set forth below are registered securities issued by Tyco Electronics Group S.A. (“TEGSA”) (Issuer) and guaranteed by TEGSA’s then parent, TE Connectivity Ltd. (Guarantor), and its wholly-owned subsidiary, TE Connectivity Switzerland Ltd., as of September 27, 2024.

Description of securities
0.00% euro-denominated senior notes due 2025
4.50% senior notes due 2026
3.70% senior notes due 2026
3.125% senior notes due 2027
0.00% euro-denominated senior notes due 2029
4.625% senior notes due 2030
2.50% senior notes due 2032
7.125% senior notes due 2037